Exhibit 5.2
1201 MAIN STREET, 22ND FLOOR (29201-3226)
POST OFFICE BOX 11889 (29211-1889)
COLUMBIA, SOUTH CAROLINA
TELEPHONE 803.779.3080
FACSIMILE 803.765.1243
WEBSITE www.hsblawfirm.com
October 28, 2010
Sonoco Products Company
Post Office Box 160
Hartsville, South Carolina 29551
Ladies and Gentlemen:
     We have acted as counsel to Sonoco Products Company, a South Carolina corporation (the “Company”), in connection with an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), of the Company’s $350,000,000 aggregate principal amount of 5.75% Notes due 2040 (the “Notes”). The Notes are to be issued (1) under the Indenture, dated as of June 15, 1991, (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York), as successor in interest to Wachovia Bank of North Carolina, National Association, as trustee, (the “Trustee”), as amended and supplemented by a second supplemental indenture (the “Second Supplemental Indenture”), to be entered into between the Company and the Trustee (such Base Indenture, as supplemented by the Second Supplemental Indenture, is hereinafter referred to as the “Indenture”), and (2) subject to the Underwriting Agreement (the “Underwriting Agreement”), dated October 25, 2010, among the Company and Banc of America Securities LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters listed therein.
     We have also acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-160964) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) relating to the Notes.
          In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the prospectus as supplemented relating to the Notes; (iv) the Indenture; and (v) the form of the Notes. The Notes are registered pursuant to the Registration Statement. In addition, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, and (ii) minutes and records of the corporate proceedings of the Company including the Board of Directors of the Company.
     In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the

Sonoco Products Company
October 28, 2010

original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms.
     As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials and on the representations, warranties and agreements of the Company contained in the Underwriting Agreement.
     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, and assuming that the Notes are issued in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity); and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.
     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company, filed on the date hereof, and thereby incorporated by reference as an exhibit to the Registration Statement, and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. By giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
     This opinion is limited to the specific issues addressed herein and we assume no obligation to revise or supplement this opinion after the date hereof.
     We express no opinion as to matters governed by laws other than those of the State of South Carolina and the federal laws of the United States of America.
Very truly yours,
/s/ Haynsworth Sinkler Boyd, P.A.
HAYNSWORTH SINKLER BOYD, P.A.